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EXHIBIT 5.1

         [LETTERHEAD OF GREENSFELDER, HEMKER & GALE, P.C.]


February 14, 1997


Jones Medical Industries, Inc.
1945 Craig Road
St. Louis, MO 63146

Gentlemen:

   We are acting as counsel for Jones Medical Industries, Inc. (the "Company") in connection with the registration of an aggregate of 75,000 shares of its Common Stock, $.04 par value (the "Shares"), under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-3 filed on February 14, 1997. The Shares represent a portion of the shares acquired by Michael T. Bramblett, an Executive Vice President of the Company, in January, 1996, pursuant to the exercise by Mr. Bramblett of a non-statutory stock option granted by the Company in 1991. The Shares are presently outstanding and are to be offered for the account of Mr. Bramblett.

   We have examined all proceedings with reference to the due incorporation of the Company under the laws of the State of Delaware, minutes of meetings of the Company's Board of Directors and stockholders, the issuance of the Shares at the time of Mr. Bramblett's exercise of the non-statutory stock option, and such other papers and records as we deem relevant to the opinions set forth below.

   Based upon the foregoing, it is our opinion that the Shares are validly issued, fully paid and non-assessable.

   We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                    Very truly yours,

                              GREENSFELDER, HEMKER & GALE, P.C.


                              By